Exhibit 99.1

CUSIP No. G88685105	SCHEDULE 13D	Page 1 of 1

Joint Filing Agreement

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D will be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each will be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but will not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is not accurate. It is understood and agreed that a copy of this Joint Filing Agreement will be attached as an exhibit of the foregoing statement on Schedule 13D.

Dated: June 26, 2013

MOJICA LIMITED

By:	/s/ Tan Wei Han
Name:	Tan Wei Han
Title:	Director

TGC Partners Limited

By:	/s/ Peter Tan
Name:	Peter Tan
Title:	Managing Director

PETER TAN

/s/ Peter Tan

STEPHEN ZHU

/s/ Stephen Zhu